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                                                                    Exhibit 99.1


               NTL INCORPORATED ANNOUNCES THAT NTL COMMUNICATIONS CORP.
 HAS INCREASED THE AMOUNT OF ITS RECENTLY ISSUED EURO DENOMINATED SENIOR NOTES


NEW YORK, Feb. 5/PRNewswire/ -- NTL Incorporated (NYSE: NLI; Easdaq: NTLI) announced today that its wholly-owned subsidiary NTL Communications Corp. has issued and priced an additional euro 100 million aggregate principal amount of senior Euro notes (the "Notes") maturing in 2008.

     The euro 100 million of Notes were priced to yield 12.15%. This transaction is an increase in the amount of the previously issued euro 200 million of Euro notes priced on January 17, 2001, with a yield of 12.375%.

     Following the offering, the lenders' commitments under the NTL Communications Limited 1,300 million pounds sterling credit agreement, which was put in place at the time of the acquisition of the residential cable, business cable, indirect residential telephony, residential internet and digital television development and services business of Cable & Wireless Communications plc will be reduced by approximately half of the proceeds of the offering. The remainder will be used to finance construction, capital expenditure, working capital requirements and for general corporate purposes.

     The Notes will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Accordingly, the Notes will be offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and outside the United States in accordance with Regulation S under the Securities Act.

FOR FURTHER INFORMATION, PLEASE CONTACT:

IN THE U.S.:
John F. Gregg, Senior Vice President -- Chief Financial Officer Richard J. Lubasch, Executive Vice President -- General Counsel Bret Richter, Vice President -- Corporate Finance and Development Amy Minnick, Investor Relations
Tel: (212) 906-8440, or via e-mail at investor_relations@ntli.com

IN THE UK:
Alison Kirkwood          Tel: +44 1256 752 662
Malcolm Padley           Tel: +44 1256 752 664
Will Robson              Tel: +44 1256 752 661